SPENGLER CARLSON GUBAR BRODSKY & FRISCHLING
                              ATTORNEYS AT LAW
                    280 PARK AVENUE, NEW YORK, N.Y. 10017

                                                                   TELEPHONE
                                                                (212) 286-4000

                                 June 1, 1992



Lexington Strategic Silver Fund, Inc.
Park 80 West, Plaza Two, Eighth Floor
Saddle Brook, New Jersey 07663

               Re:  Lexington Strategic Silver Fund, Inc.
                    Registration
                    __________________________________________

Dear Sirs:

        We have acted as counsel for Lexington Strategic Silver Fund, Inc., a Maryland corporation (the"Fund"), in connection with the proposed Agreement and Plan of Reorganization (the "Agreement") between the Company and Strategic Silver Fund, Inc. (the "Fund"). In connection with the plan of reorganization and liquidation of the Fund provided for in the Agreement, the Fund has requested that we render to the Fund the opinion set forth below.

     As counsel for the Company, we have reviewed the Articles of Incorporation of the Company, its By-Laws, resolution of the directors of the Company and the registration statement on Form N-1A (Registration No. 2-58286) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (including exhibits thereto). We have also made such inquiries of the Company and have examined originals, certified copies or copies otherwise identified to our satisfaction of such documents, records and other instruments of the Company as we have deemed necessary or appropriate for the purposes of this opinion. For purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to the original documents of all copies submitted.

     In rendering this opinion, we have relied as to factual matters on representations contained in the Agreement and have not independently established or verified the accuracy of such factual matters.

     We are members of the Bar of the State of New York and do not hold ourselves out as experts or express any opinion as to the law of any other state or jurisdiction. As to matters of Maryland law, we have relied on an opinion of Maryland counsel, Venable, Baetcher and Howard (a copy of which is attached). Our opinion is subject to the qualifications and limitations set forth therein, which are incorporated herein by reference as though fully set forth herein. Based upon and subject to the foregoing, we are of the opinion, and so advise you, as follows:

     1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Maryland.

     2.   The Agreement, its execution and filing with the Securities

Strategic Silver Fund, Inc.
Page 2



and Exchange Commission and the transactions contemplated therein have been duly authorized and approved by all requisite corporate action of the Company, and the Agreement has been duly executed by the Company and is a valid and binding obligation of the Company, subject to the following:

     (i) applicable bankruptcy, insolvency, reorganization moratorium, and other laws affecting the rights of creditors generally; and

     (ii) the exercise of judicial discretion in accordance with general principles of equity.

     3. The shares of the Company's common stock to be issue pursuant to the Agreement have been duly authorized and upon consummation of the reorganization provided for in the Agreement, will be validly issued and will be fully paid and nonassessable shares of common stock of the Company.

     We assume no obligation to update or supplement this opinion to reflect any events or state of facts which may hereafter come to our attention, or any changes in laws or court decisions which may hereafter occur.

     This opinion letter is solely for your information, and, unless we give our prior written consent, this opinion letter is not to be quoted in whole or in part, otherwise referred to in any document or instrument or furnished to or relied upon by any other person.